Exhibit No. EX-99.23(a)(3)

                  RESOLUTIONS ADOPTED BY THE BOARD OF TRUSTEES
                                       OF
                       GARTMORE VARIABLE INSURANCE TRUST,
                            A DELAWARE SATUTORY TRUST
                                     AT THE
                 REGULAR BOARD MEETING HELD ON JANUARY 12, 2006

         WHEREAS, in accordance with the terms and provisions of Section 1 and
         Section 6 of Article III of the Trust's Agreement and Declaration of Trust, as amended and restated on October 28, 2004 (hereinafter, the "Amended Declaration of Trust"), the Trust's Board of Trustees has determined that it is in the best interest of the Trust to establish and designate new series of shares, and new classes of said new shares, of the Trust, so as to add the following Funds to the Trust: (i) the Gartmore GVIT International Index Fund, the Gartmore GVIT Bond Index Fund, the Gartmore GVIT Small Cap Index Fund, and the Gartmore GVIT Enhanced Income Fund (collectively referred to as the "New Funds"), and
         (ii) the American Funds GVIT Growth Fund, the American Funds GVIT Global Growth, Fund, the American Funds GVIT Asset Allocation Fund, and the American Funds GVIT Bond Fund (collectively referred to as the "Feeder Funds") to the Trust.

         NOW, THEREFORE, BE IT HEREBY RESOLVED, that the Board of Trustees of the Trust hereby establishes and designates the following new series of Fund shares of the Trust:

                  Gartmore GVIT International Index Fund;
                  Gartmore GVIT Bond Index Fund;
                  Gartmore GVIT Small Cap Index Fund;
                  Gartmore GVIT Enhanced Income Fund;
                  American Funds GVIT Growth Fund;
                  American Funds GVIT Global Growth Fund;
                  American Funds GVIT Asset Allocation Fund; and
                  American Funds GVIT Bond Fund; and it is

         RESOLVED FURTHER, that each share of each class of each of the New Funds and the Feeder Funds shall hereby have an opening stated value of $10.00 per share, and shall have all of the preferences, conversion, and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption, as are set forth in the Amended Declaration of Trust for the other series of the Trust; EXCEPT that:

                  a. the investment objective and strategies of the New Funds and the Feeder Funds may differ from those of the other series and only the shareholders of the New Funds and the Feeder Funds will have the right to vote on matters relating solely to the New Funds and the Feeder Funds; and

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                  b.       the shares will initially be designated as Class I,
                           Class II, and Class VI for the New Funds, as Class II and Class VII for the Feeder Funds, as authorized in the Amended Declaration of Trust, and as described in the materials presented at this Meeting and only the shareholders of a particular class of the New Funds and the Feeder Funds will have the right to vote on matters relating solely to said class; and

                  c. the Trustees may designate such other variations as the Trustees deem to be necessary and appropriate.